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                                               FMC Corporation
                                               Quarterly Report
                                               on Form 10-Q for
                                               September 30, 1998

Exhibit 11  Statement re:
            Computation of Diluted Earnings Per Share (Unaudited)
            (In thousands, except per share data)

                                                Three Months               Nine Months
                                             Ended September 30         Ended September 30
                                            --------------------      ----------------------
                                              1998         1997         1998          1997
                                            -------      -------      --------      --------

Earnings:
  Net income                                $55,384      $62,905      $113,685      $175,602
                                            =======      =======      ========      ========

Shares:
  Average number of shares of
   common stock outstanding                  33,817       37,151        34,375        37,190
  Additional shares assuming
   conversion of stock
   options                                      868        1,251           970         1,073
                                            -------      -------      --------      --------
  Pro forma shares                           34,685       38,402        35,345        38,263
                                            =======      =======      ========      ========

Diluted earnings per share                  $  1.60      $  1.63      $   3.22      $   4.59
                                            =======      =======      ========      ========
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